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                                                                    EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement (this "Agreement") is entered into this date by and between ALAMOSA PCS HOLDINGS, INC. and its subsidiaries, specifically TEXAS TELECOMMUNICATIONS, LP, a Texas limited partnership, having its principal executive office located at 4403 Brownfield Highway, Lubbock, Texas 79407 (the "Company"), and LOYD RINEHART, an individual residing at 8321 4th Street, Lubbock, Texas (the "Employee").

                                   WITNESSETH:

         WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Employee's employment by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

         1. EMPLOYMENT; TERM; DUTIES. The Company hereby employs the Employee as Senior Vice President - Corporate Finance ("SVP-CF"). The term of the Employee's employment, pursuant to this Agreement, will commence on June 1, 2000, (the "Commencement Date") and will continue until June 1, 2005, or the termination of this Agreement as described in Section 6 hereof, whichever shall occur first. The Employee hereby accepts such employment, and agrees to devote his full time and effort to the business and affairs of the Company with such duties consistent with the Employee's position as may be assigned to him from time to time by the Chief Financial Officer ("CFO") of the Company. The SVP-CF shall report to the CFO of the Company. Notwithstanding the foregoing, the Company acknowledges that the Employee has other business interests and ownerships as well as serving on the Boards of Directors of other companies in which the Employee is a stockholder or owner. Subject to the provisions of Sections 7 through 11 hereof, the Company acknowledges and consents to the continuation of these ownerships and relationships, provided they do not interfere with the Employee's duties under this Agreement. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to impose any obligation on the Company or any of its subsidiaries to continue to employ the Employee, or on the Employee to remain in the employ of the Company or any of its subsidiaries.

         2. COMPENSATION. In consideration of all services rendered by the Employee as SVP-CF during the term of his employment, pursuant to this Agreement, the Company will provide the Employee with the following compensation:

            (a) BASE SALARY. The Company will pay the Employee a base salary at the annual rate of $150,000.00, payable periodically but no less often than semi-



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            monthly, in substantially equal amounts, in accordance with the
            Company's payroll practices from time to time in effect. The Company will review the Employee's base salary at least once each year and may, in its discretion, increase the Employee's base salary.

            (b) BONUS. In addition to the Employee's base salary, the Employee shall be eligible to receive a bonus (a "Quarterly Bonus") for each calendar quarter in an amount, if any, determined as follows: In each calendar quarter, beginning June 30, 2000, Employee's Quarterly Bonus shall be the sum of (1) plus (2), as follows:

                (1) $12,500.00 multiplied by the percentage set forth opposite each Expected Milestone set forth in the attached EXHIBIT "A", incorporated herein by reference, which is achieved for that calendar quarter.

                (2) $12,500.00 multiplied by the percentage set forth opposite each Exceptional Milestone set forth in EXHIBIT "A" which is achieved for that calendar quarter.

            If any particular Expected Milestone or Exceptional Milestone is not achieved for any calendar quarter, that percentage share of the dollar amount specified in (1) or (2) above, as the case may be, shall not be payable as part of the Quarterly Bonus. The Expected Milestones, Exceptional Milestones and percentages set forth on EXHIBIT "A" may be changed by the Company at any time and from time to time, but any such change shall not apply earlier than the calendar quarter following the calendar quarter in which such change is made by the Company and communicated to the Employee.

            Any Quarterly Bonus owing to the Employee shall be paid within forty-five (45) days following the end of the applicable calendar quarter.

            The Employee will be entitled to an "Acquisition Bonus" based on acquisitions of POPs through purchase, merger, etc (not including pops assigned by Sprint) at the rate of $.05 per pop in any calendar year not to exceed $200,000 in any year. This bonus will be determined and paid within 60 days after the close of the calendar year of that year and any amount determined up to $200,000 maximum will be reduced by bonuses paid under (1) and (2) above for that calendar year. In any instance, the maximum bonus attributable to a calendar year will be the greater of the Quarterly Bonus or Acquisition Bonus.


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            "POP" acquired during a quarter shall mean the population as of the latest census of a population center in which the Company or its parent or subsidiary or affiliate company may acquire the rights within that population center to have PCS telephone service. In order for such "POP" to be considered a part of this bonus, the actual acquisition must have been completed during that calendar year.


The Employee will receive no additional compensation for serving the Company in any other capacity.

         3. EMPLOYEE BENEFITS. The Employee will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively "Benefit Plans") as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Employee with basic health and medical benefits on the terms that such benefits are provided to other executives of the Company with comparable responsibilities. The Employee will also be entitled to holidays, sick leave and vacation in accordance with the Company's policies as they may change from time to time, but in no event shall the Employee be entitled to less than four (4) weeks paid vacation per year.

         4. ADDITIONAL BENEFITS FOR EMPLOYEE. The Employee is a licensed Certified Public Accountant. The Company acknowledges that it would be in the best interest of the Company for the Employee to maintain such license. As additional benefits to the Employee under this Agreement related to such license, the Company agrees to either pay directly or reimburse the Employee during the term of this Agreement for each of the following:

            (a) Continuing Professional Education (CPE). The Employee is required to earn an average of forty (40) hours of CPE credit each year. The Company will pay or reimburse the costs of such classes sufficient for Employee to maintain his license, but such payment shall be limited to the cost of such classes (i.e. tuition and books) and the direct costs associated with such classes, such as travel to and from and housing, including hotel and meals for the Employee only.

            (b) Dues and Licenses. The Company will pay or reimburse the Employee for all professional dues and licenses attributable to the Employee's license, including but not limited to the following:

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                (1) Texas Society of CPAs;
                (2) American Institute of CPAs; and
                (3) Annual License Fees, Texas State Board of Accountancy.

         5. EXPENSES.

            (a) Reimbursement for Expenses. The Company will promptly reimburse the Employee, in accordance with the Company's policies and practices in effect from time to time, for all expenses reasonably incurred by the Employee in performance of the Employee's duties under this Agreement, including reimbursement for miles driven by the Employee in furtherance of the Company's business ("Business Mileage").

                (1) Reimbursement for Business Mileage shall be at the standard mileage rate allowed by the Internal Revenue Service ("IRS") for the taxable year and set forth in the appropriate IRS publication.

                (2) Business mileage does not include commuting from Employee's residence to the Company's headquarters.

                (3) Employee is responsible for proper substantiation and reporting of Business Mileage and/or actual expenses.

                (4) Employee acknowledges that the payment to him of a monthly vehicle allowance plus the standard mileage rate may result in taxable income if the business portion of actual automobile expenses is less than the total amount paid to employee under this subsection, or if employee does not maintain the records required by the Internal Revenue Code and the Regulations thereunder. Employee has been advised to consult a tax advisor to determine the taxability of payments under this subsection, and the record keeping requirements associated with the travel and expenses associated with such payments.

            (b) Expense Allowance. In addition to reimbursed expenses, Employee is entitled to $600.00 per month as a vehicle allowance.

            (c) Moving Allowance. Employee will be entitled to receive reimbursement for relocation from Denver, Colorado, to Lubbock, Texas. The company will handle the relocation through its relocation agent.


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         6. TERMINATION. The Employee's employment by the Company: (a) shall terminate upon the Employee's death or disability (as defined below); (b) may be terminated by the Company for any reason other than cause or nonperformance at any time; (c) may be terminated by the Company for cause (as defined below) at any time; (d) may be terminated by the Employee, without cause at any time upon forty-five (45) days' prior written notice delivered by the Employee to the Company; (e) may be terminated by the Employee for cause (as defined below) at any time upon forty-five (45) days' prior written notice delivered by the Employee to the Company; and (f) may be terminated by the Company for non-performance by the Employee at any time.

            (a) The term "disability" means the determination under the Company's Long-Term Disability Plan that the Employee is eligible to receive a disability benefit.

            (b) The term "cause" in the event of termination of this Agreement by the Company means (i) the Employee's willful and continued failure substantially to perform the Employee's duties with the Company, (ii) any material breach of this Agreement by Employee which is not cured within thirty (30) days after notice from the Company thereof, (iii) commission of any act of fraud, embezzlement or dishonesty by the Employee, (iv) any act or omission by Employee which constitutes a uncured default or breach of that certain Sprint PCS Management Agreement dated July 17, 1998 and as it may be amended from time to time or any other similar Sprint Management Agreement to which the Company or any of its affiliates or subsidiaries may be a party ("the Sprint Agreement"); (v) any act or omission by Employee which constitutes an uncured default or breach of that certain Nortel Networks Inc. Credit Agreement dated June 10, 1999 (the "Nortel Loan Agreement") and as it may be amended from time to time, or any other loan, credit or debit agreement or arrangement that the Company or any subsidiary or affiliate may enter into from time to time; (vi) any act by Employee which constitutes a violation by the Company of any Securities & Exchange Commission rule or regulation which violation is not timely cured or which leads to a fine or other penalty against the Company; or (vii) any other intentional misconduct by the Employee adversely affecting the business or affairs of the Company in a material manner. The term "intentional misconduct by the Employee adversely affecting the business or affairs of the Company" shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the telecommunications industry.


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            (c) The term "cause" in the event of termination of this Agreement by the Employee means (i) a dispute between the Company and the Employee over accounting issues provided, however, any such dispute shall not constitute "cause" if the Company, at its own expense, elects to have a nationally recognized public accounting firm resolve the accounting issue dispute and such accounting firm agrees with the Company's position regarding such accounting issue; (ii) termination of employment by the Employee at any time more than six
            (6) months after the date of termination by the Company for any reason of the employment of David Sharbutt as Chief Executive Officer of the Company ("Sharbutt's Termination"), provided the Employee, within sixty (60) days of the date of Sharbutt's Termination, notifies the Company in writing of his intention to terminate employment under this provision and specifies in such notice his date of employment termination; (iii) the requirement by the Company of the relocation of the Employee from Lubbock, Texas;
            (iv) the change in job responsibilities of the Employee resulting in the demotion of the Employee from the position of SVP-CF, which demotion is caused by something other than would be cause for termination of this Agreement for cause by the Company and other than the non-performance of the Employee as defined later herein.

            (d) The term "non-performance by the Employee" in the event of termination of this Agreement by the Company means the determination by a super-majority (greater than 75%) of the members of the Board of Directors of the Company, in their sole and absolute discretion, that the Employee is not performing his duties under this Agreement.

         7. CONSEQUENCES OF TERMINATION.

            (a) CONSEQUENCES OF TERMINATION ON EMPLOYEE'S DEATH OR DISABILITY. If the Employee's employment is terminated because of the Employee's death or disability, (i) subject to Section (g) hereof, this Agreement terminates immediately, (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested pursuant to Section 2(c) hereof at the time of such death or disability, plus, if such death or disability does not occur on [May 31] of a given year, a fractional portion of those options which would have vested and become exercisable pursuant to Section 2(c) hereof on the May 31 immediately following such death or disability based on a fraction whose numerator is the number of months (including the month in which the date of death or disability occurs) since the previous [May 31] and whose denominator is twelve (12), in accordance with the provisions of Section 2(c) hereof, and the option agreement referred to



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            therein, (iii) the Company will pay the Employee, or his legal representative or estate, as the case may be, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received, and (iv) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

            (b) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR ANY REASON OTHER
                THAN FOR CAUSE OR FOR NON-PERFORMANCE OF EMPLOYEE

                (1) If the Employee's employment is terminated by the Company prior to May 31, 2005, for any reason other than for cause or non-performance of Employee, (i) subject to Section 7(g) hereof, this Agreement terminates immediately, (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted but not exercised pursuant to Section 2(c) hereof, which options shall be deemed vested as of the date of the Employee's termination of employment regardless of whether or not they are in fact otherwise vested pursuant to Section 2(c) hereof on said date, in accordance with the provisions of Section 2(c) and the option agreement referred to therein, (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to one (1) year's base salary as in effect at the date of employment termination; and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.


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                (2) Any payment pursuant to clause (b)(1)(iv) above (the
                "Termination Payment"):

                    a. will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and

                    b. will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

            (c) CONSEQUENCES OF TERMINATION FOR CAUSE BY THE COMPANY. If the Employee's employment is terminated prior to May 31, 2005, by the Company for cause, (i) subject to Section 7(g) hereof, this Agreement terminates immediately, (ii) Employee shall not be eligible to exercise and shall forfeit any options granted and vested, pursuant to Section 2(c) hereof at the time of such employment termination that have not already been exercised by the Employee at the time of such employment termination, (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received, and(iv) the Employee's benefits and rights under any Benefit Plan shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

            (d) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR ANY REASON OTHER
                THAN FOR CAUSE OR EMPLOYEE'S DEATH OR DISABILITY.

                (1) If, upon forty-five (45) days' prior written notice to the Company by the Employee, the Employee's employment is terminated by the Employee prior to May 31, 2005, for any reason other than for cause or Employee's death or disability, (i) subject to
                Section 7(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested, but not exercised pursuant to



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                Section 2(c) hereof at the time of such employment termination, in accordance with the provisions of Section 2(c) and the option agreement referred to therein; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received; and (iv) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

            (e) CONSEQUENCES OF TERMINATION BY THE EMPLOYEE FOR CAUSE .

                (1) If, upon forty-five (45) days' prior written notice to the Company by the Employee, the Employee's employment is terminated by the Employee for cause prior to May 31, 2005, (i) subject to
                Section 7(g) hereof, this Agreement terminates immediately, (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested pursuant to Section 2(c) hereof at the time of such employment termination, plus, if such employment termination does not occur on May 31 of a given year, a fractional portion of those options which would have vested and become exercisable pursuant to
                Section 2(c) hereof on the May 31 immediately following such employment termination based on a fraction whose numerator is the number of months (including the month in which the date of employment termination occurs) since the previous May 31 and whose denominator is twelve (12), in accordance with the provisions of Section 2(c) and the option agreement referred to therein; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment equal to one (1) year's base salary as in effect at the date of employment termination or the unpaid balance of



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                the annual base salary which would have been payable to Employee through May 31. 2005, whichever amount shall be less; and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

                (2) Any payment pursuant to clause (e)(1)(iv) above (the "Termination Payment"):

                    a. will be subject to offset for any advances, amounts receivable, and loans, including accrued interest, outstanding on the date of the employment termination; and

                    b. will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

            (f) CONSEQUENCES OF TERMINATION BY THE COMPANY FOR NON-PERFORMANCE
                BY THE EMPLOYEE.

                (1) If the Employee's employment is terminated by the Company for non-performance by the Employee prior to May 31, 2005, (i) subject to Section 7(g) hereof, this Agreement terminates immediately; (ii) Employee or his legal representative or estate, as the case may be, shall be eligible to exercise any options granted and vested but not exercised pursuant to Section 2(c) hereof at the time of such employment termination, in accordance with the provisions of Section 2(c) hereof and the option agreement referred to therein; (iii) the Company will pay the Employee, in full satisfaction of all of its compensation (base salary and bonus) obligations under this Agreement, an amount equal to the sum of any base salary due to the Employee through the last day of employment, plus any accrued bonus to which the Employee may have been entitled on the last day of employment, but had not yet received; (iv) the Company will pay the Employee, within sixty (60) days of such termination, a lump sum severance payment




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


                equal to one (1) year's base salary as in effect at the date of employment termination or the unpaid balance of the annual base salary which would have been payable to Employee through May 31, 2005, whichever amount shall be less; and (v) the Employee's benefits and rights under any Benefit Plan, other than any basic health and medical benefit plan, shall be paid, retained or forfeited in accordance with the terms of such plan; provided, however, that Employer shall have no obligation to make any payments toward these benefits for Employee from and after termination.

                (2) Any payment pursuant to clause (f)(1)(iv) above (the "Termination Payment"):

                    a. will be subject to offset for any advances, amounts receivable, and loans, including accrued interest outstanding on the date of the employment termination; and

                    b. will not be subject to offset on account of any remuneration paid or payable to the Employee for any subsequent employment the Employee may obtain, whether during or after the period during which the Termination Payment is made, and the Employee shall have no obligation whatever to seek any subsequent employment.

            (g) PRESERVATION OF CERTAIN PROVISIONS. Notwithstanding
                any provisions of this Agreement to the contrary, the provisions of Sections 8 through 13 hereof shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions of this Agreement.

         8. NON-COMPETITION BY EMPLOYEE. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an Employee, Employer, Consultant, Agent, Principal, Partner, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatever with the business of the Company. For these purposes, the business of the Company is establishing and providing mobile wireless communications services (the "Business"), including all aspects of the Business within the Service Area as that term is defined in the Schedule of Definitions referred to in and incorporated by reference into the Sprint Agreement. Furthermore, upon the expiration of this Agreement or the termination of this Agreement prior to May 31, 2005, for any reason, the Employee expressly agrees not to







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engage or participate, directly or indirectly, either as an Employee, Employer,
Consultant, Agent, Principal, Partner, Stockholder, Corporate Officer, Director, Shareholder, Member, Investor or in any other individual or representative capacity, for a period of two (2) years in any business that is in competition with the Business and that is located within and/or doing business within the Service Area as defined above as in existence during the term of the Employee's employment with the Company. The parties agree that the Company has a legitimate interest in protecting the Business and goodwill of the Company that has developed in the areas of the Company's Business and in the geographical areas of this Covenant Not To Compete as a result of the operations of the Company. The parties agree that the Company is entitled to protection of its interests in these areas. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon Employee than is necessary to protect the goodwill or other business interest of the Company. The parties further agree that in the event of a violation of this Covenant Not To Compete, that the Company shall be entitled to the recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this Covenant. The Employee agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 7 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 7 shall remain in full force and effect. The Employee further agrees that if a court of competent jurisdiction determines that any provision of this Section 7 is invalid or against public policy, the remaining provisions of this Section 7 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

         9. EXCEPTIONS TO NON-COMPETITION COVENANTS. Notwithstanding anything herein to the contrary or apparently to the contrary, the following shall not be a violation or breach of the non-competition covenants contained in this Agreement. Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and
(b) the Employee does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of 5% of the outstanding capital stock of such enterprise. Employee's investment in any company or entity in which Employer is an owner or stockholder at the time of entering into this Agreement shall also be an exception to the non-competition covenants. The names of these companies or entities are shown on the attached Exhibit B, which is incorporated herein by this reference as if copied at length. Notwithstanding the foregoing, the Employee's relationship with other entities or business interests of Employee shall in no way interfere with or detract from the duties of the Employee to the Company as called for in this Agreement.

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

         10. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that he will have access to certain information of members of the Company Group (as defined below) and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Employee shall not at any time, either during or subsequent to the term of this Agreement, disclose to others, use, copy or permit to be copied, except in pursuance of his duties on behalf of the Company, it successors, assigns or nominees, any Confidential Information of any member of the Company Group (regardless of whether developed by the Employee) without the prior written consent of the Company. Employee acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company. The parties further agree that in the event of a violation of this covenant against non-use and non-disclosure of Confidential Information, that the Company shall be entitled to a recovery of damages from Employee and/or an injunction against Employee for the breach or violation or continued breach or violation of this covenant.

         As used herein, "Company Group" means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         The term "Confidential Information" with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Employee shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company's obligations to such third parties and the policies established by the Company.

         11. DELIVERY OF DOCUMENTS UPON TERMINATION. The Employee shall deliver to the Company or its designee at the termination of his employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee's possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Company Group. In this regard, the Employee hereby grants and conveys to the Company all right, title and interest in and to, including without limitation, the right to possess, print, copy, and sell or otherwise dispose of, any reports, records, papers, summaries, photographs, drawings or other documents, and writings, and copies, abstracts or summaries thereof, that may be prepared by the Employee or under his direction or that may come into his possession in any way during the term of his employment with the Company that relate in any manner to the past, present or anticipated business of any member of the Company Group.

         12. DISPUTES. The Company and Employee agree to the following in regard to any disputes between them arising under any of the provisions of this Agreement other than the provisions of Sections 7 through 10 hereof. Nothing in this Section 12 applies to or governs disputes arising under Sections 7 through 10 of this Agreement.

            (a) MEDIATION. The Company and Employee agree to mediate any dispute arising under the applicable provisions of this Agreement. In the event of any such dispute, the parties, within thirty (30) days of a written request for mediation, shall attend, in good faith, a mediation in order to make a good faith reasonable effort to resolve such dispute arising under this Agreement. The parties shall attempt, in good faith, to agree to a mediator. If unable to so agree, the parties, in that event, will move to arbitration as provided in this Agreement and there will be no mediation. If this good faith mediation effort fails to resolve any dispute arising under this Agreement, the Company and Employee agree to arbitrate any dispute arising under this Agreement. This arbitration shall occur only after the mediation process described herein.

            (b) ARBITRATION. The Company and Employee agree, as concluded by the parties to this Agreement on the advice of their counsel, and as evidenced by the signatures of the parties and of their respective attorneys, that all questions as to rights and obligations arising under the terms of this Agreement are subject to arbitration and such arbitration shall be governed by the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code ss.
            171.001 et seq as it may be amended from time to time).

            (c) DEMAND FOR ARBITRATION. If a dispute should arise under this Agreement, either party may within thirty (30) days make a demand for arbitration by filing a demand in writing with the other.

            (d) APPOINTMENT OF ARBITRATORS. The parties to this Agreement may agree on one arbitrator, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the parties within thirty

            (30) days after demand for arbitration is made, and a third to be chosen by the two so named. The arbitrators among themselves shall appoint a presiding arbitrator. Should either party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of Texas Civil Practice and Remedies Code ss. 171.041.

            (e) HEARING. All arbitration hearings conducted under the terms of this Agreement, and all judicial proceedings to enforce any of the provisions of this Agreement, shall take place in Lubbock County, Texas. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within that County selected by the arbitrators or if deemed by the arbitrators to be more convenient for the parties or more economically feasible, may be conducted in any city within the Service Area as referred to in
            Section 7 hereof or within the State of Texas.

            (f) ARBITRATION AWARD. If there is only one arbitrator, his or her decision shall be binding and conclusive. The submission of a dispute to the arbitrators and the rendering of their decision shall be a condition precedent to any right of legal action on the dispute. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction; or the court may vacate, modify, or correct the award in accordance with the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code ss. 171.087 et seq as it may be amended from time to time).

            (g) COSTS OF ARBITRATION. The costs and expenses of arbitration, including the fees of the arbitrators but excluding any attorneys' fees, shall be advanced by the Company, but will ultimately be borne by the losing party or in such proportions as the arbitrators shall determine.

            (h) CONDUCT OF ARBITRATION. Any arbitration brought under the terms of this Agreement shall be conducted in the following manner:

                (1) Time Limitations. The parties agree that the following time limitations shall govern the arbitration proceedings conducted under the terms of this Agreement:

                    (a) Any demand for arbitration must be filed within thirty
                    (30) days of the date the mediation is deemed unsuccessful, or thirty (30) days after the date of the written request for mediation, whichever is later.

                    (b) Each party must select an arbitrator within thirty (30) days of receipt of notice that an arbitration proceeding has commenced. In the event that no such selection is made, the arbitrator selected by the other party may conduct the arbitration proceeding without selecting any other arbitrator.

                    (c) The hearing must be held within sixty (60) days of the date on which the third arbitrator is selected.

                    (d) Hearing briefs must be submitted no later than ten (10) days after the hearing.

                    (e) The arbitration award must be made within thirty (30) days of the receipt of hearing briefs.

                (2) Discovery in Arbitration Proceedings. The parties agree that discovery may be conducted in the course of the arbitration proceeding in accordance with the following provisions:

                    (a) Each party may notice no more than three (3) depositions in total, including both witnesses adherent to the adverse party and third-party witnesses.

                    (b) Each party may serve no more than twenty-five (25) requests for admission on the other party. No requests may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All requests for admission shall be responded to within ten (10) days of service of the requests, unless the parties otherwise stipulate.

                    (c) Each party may serve no more than fifty (50) interrogatories on the other party. No interrogatory shall contain subparts, or concern more than one topic or subject of inquiry. Interrogatories may not be phrased so as to circumvent the effect of this clause. No interrogatories may be served within ten (10) days of the date of hearing, unless the parties otherwise stipulate. All interrogatories shall be responded to within ten (10) days of service of the interrogatories, unless the parties otherwise stipulate.

                    (d) Each party may serve no more than ten (10) requests for production of documents on the other party. No request for production of documents shall contain subparts, or seek more than one type of document. Requests for production of documents may not be phrased so as to circumvent the effect of this clause. Unless the parties otherwise stipulate, requests for production of documents may not be served within ten (10) day of the date of hearing, and all requests for production of documents shall be responded to within ten
                    (10) days of service of the requests.

                    (e) If any party contends that the other party has served discovery requests in a manner not permitted by this Section, or that the other party's response to a discovery request is unsatisfactory, the party may request the presiding arbitrator to resolve such discovery disputes. The presiding arbitrator shall prescribe the procedure by which such disputes are resolved. Any discovery dispute may be handled by telephone conference among the parties and the presiding arbitrator.

         13. SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, provided that the Employee must be given the position as the Senior Vice President-Corporate Finance ("SVP-CF") with the same authority, powers and responsibilities set forth in Section 1 hereof with respect to the subsidiary or subdivision which operates the business of the Company as it exists on the date of such business combination. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms to which the Employee would be entitled hereunder if the Company terminated the Employee's employment without Cause, except that all options will be immediately vested. For purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement, (i) except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, provided such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in this Section, and (ii) except in connection with the Company becoming a wholly-owned subsidiary of Holdings, in which event the Company may assign this Agreement and all of the Company's rights and obligations hereunder to Holdings. The Employee may not assign his rights or delegate his duties or obligations under this Agreement.

         14. NOTICE. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made or given when hand delivered, one (1) business day after being transmitted by telecopier (confirmed by mail) or sent by overnight courier against receipt, or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this Section:

         If to the Company:          TEXAS TELECOMMUNICATIONS, LP
                                     4403 Brownfield Highway
                                     Lubbock, Texas  79407
                                     Attn:_____________________________

         With Copy to:               Jack McCutchin, Jr.
                                     Crenshaw, Dupree & Milam, L.L.P.
                                     P. O. Box 1499
                                     Lubbock, Texas 79408-1499

         If to the Employee:         Loyd Rinehart
                                     8321 4th Street
                                     Lubbock, Texas  79416

         With Copy to:               ___________________________

                                     ___________________________

                                     ___________________________

         15. MISCELLANEOUS.

             (a) SEVERABILITY. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

             (b) NO ORAL MODIFICATION, WAIVER OR DISCHARGE. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Employee and such officer as may be designated by the Board of Managers of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the documents attached as Exhibits to this Agreement.

             (c) INVALID PROVISIONS. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

             (d) ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto represent the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings, express or implied, between the Employee and the Company with respect to the subject matter hereof.

             (e) SECTION HEADINGS FOR CONVENIENCE ONLY. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

             (f) EXECUTION IN COUNTERPARTS. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

             (g) GOVERNING LAW AND PERFORMANCE. This Agreement shall be governed by the laws of the State of Texas and shall be deemed to be executed in and performance called for in Lubbock, Lubbock County, Texas, or at the Company's sole option, by the laws of the state or states where this Agreement may be at issue in any litigation involving the Company.


         DATED this 5th day of June, 2000, to be effective June 1, 2000.

                         COMPANY

                         TEXAS TELECOMMUNICATIONS, LP



                         By /s/ David Sharbutt
                         --------------------------------
                         Name: David Sharbutt
                         Title: Chief Executive Officer


                         EMPLOYEE



                         /s/ Loyd Rinehart
                         ---------------------------------
                         LOYD RINEHART

                                    EXHIBIT A
                           ALAMOSA PCS HOLDINGS, INC.
                                 3Q00 OBJECTIVES

                                 MINIMUM           EXPECTED          EXCEPTIONAL
                                 -------           --------          -----------
MARKET LAUNCH

Flagstaff                        Mar 01            Aug 00            June 00
Prescott                         Mar 01            Aug 00            June 00
Grand Junction                   Sept 00           Sept 00           July 00
Pueblo                           Sept 00           Sept 00           July 00
Appleton                         Nov 00            Nov 00            Sept 00
Fond du Lac                      Nov 00            Nov 00            Sept 00
GreenBay                         Nov 00            Nov 00            Sept 00
Manitowoc                        Nov 00            Nov 00            Sept 00
Oshkosh                          Nov 00            Nov 00            Sept 00
Sheboygon                        Nov 00            Nov 00            Sept 00

SUBSCRIBERS
Gross Additions                  25,840            28,711            31,582
Net Additions                    19,574            21,749            23,924

CAPITAL EXPENDITURES                $224,618,000

ARPU                             $51.68            $54.40            $57.12

EBITDA                         ($14,502,277)   ($13,188,888)  ($11,865,499)

                                    EXHIBIT A
                           ALAMOSA PCS HOLDINGS, INC.
                                 4Q00 OBJECTIVES

                                 MINIMUM           EXPECTED          EXCEPTIONAL
MARKET LAUNCH
Flagstaff                        Mar 01            Aug 00            June 00
Prescott                         Mar 01            Aug 00            June 00
Grand Junction                   Sept 00           Sept 00           July 00
Pueblo                           Sept 00           Sept 00           July 00
Appleton                         Nov 00            Nov 00            Sept 00
Fond du Lac                      Nov 00            Nov 00            Sept 00
GreenBay                         Nov 00            Nov 00            Sept 00
Manitowoc                        Nov 00            Nov 00            Sept 00
Oshkosh                          Nov 00            Nov 00            Sept 00
Sheboygon                        Nov 00            Nov 00            Sept 00

SUBSCRIBERS
Gross Additions                  39,250            43,611            47,972
Net Additions                    30,861            34,290            37,719

CAPITAL EXPENDITURES                 $237,406,000

ARPU                             $51.61            $54.33            $57.05

EBITDA                        ($16,103,659)    ($14,639,690)   ($13,175,721)

                                    EXHIBIT B

             LIST OF COMPANIES OR ENTITIES EXCEPTED FROM COVENANTS


First Hale Center, Inc.
First National Bank West Texas
ShaCo Xpress, Inc.
Robert Heath Trucking, Inc.
K. Cowan, Inc.
Affordable Residential Communities, LLC










Included in the foregoing will be any successor companies or entities of any of the above-named companies or entities.